Exhibit 99.1


                            FOR IMMEDIATE RELEASE

                      HALLMARK FINANCIAL SERVICES, INC.
                     FIRST QUARTER 2005 EARNINGS RESULTS


 FORT WORTH, Texas, (May 13, 2005) - Hallmark Financial Services, Inc. today reported operating results for the first quarter ended March 31, 2005. During the first quarter of fiscal 2005, total revenues of the Company were $17.4 million, representing a 10.6% increase over the $15.8 million in total revenues for the comparable period of fiscal 2004. For the three months ended March 31, 2005, the Company reported net income of $1.8 million, representing a 28.5% increase over the $1.4 million reported in the first quarter of 2004. On a diluted per share basis, net income was $0.05 for the three months ended March 31, 2005 as compared to $0.04 for the same period in the prior year.

 "Earnings for the first quarter of 2005 reflect the continuation of successes reported in fiscal 2004," stated Mark E. Schwarz, Chief Executive Officer. "Future operations should further be enhanced by the recently commenced rights offering which will strengthen the financial condition and underwriting capacity of the Company, as well as the planned restructure of our insurance subsidiaries under each of our operating units," Mr. Schwarz continued.

 "The increase in total revenues for the quarter ended March 31, 2005 as compared to the first quarter of fiscal 2004 was primarily attributable to increased premium assumption by the Personal Lines Group as a result of changes in Hallmark's reinsurance arrangements and the combined impact of increased premium volume and improved commission terms in the Commercial Lines Group," stated Mark J. Morrison, Chief Operating Officer & Chief Financial Officer. "The increase in net income for the first quarter of 2005 versus the same period in 2004 reflects ongoing initiatives to improve underwriting performance in both operating units, increased premium assumption by the Personal Lines Group and additional commission revenue in the Commercial Lines Group," Mr. Morrison concluded.

 Hallmark Financial Services, Inc. engages primarily in sale of property and casualty insurance products. The Company's business involves marketing, underwriting and premium financing of non-standard personal automobile insurance primarily in Texas, Arizona and New Mexico, marketing commercial insurance primarily in Texas, New Mexico, Idaho, Oregon and Washington, third party claims administration, and other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF.EC".

 Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

                   For further information, please contact:
          Mark J. Morrison, Chief Operating Officer at 817.348.1600
                             www.hallmarkgrp.com

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              HALLMARK FINANCIAL SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
                                (In thousands)

                                                        Three Months Ended
                                                             March 31
                                                     ------------------------
                                                        2005          2004
                                                     ----------    ----------
 Gross premiums written                             $    10,634   $     8,753
 Ceded premiums written                                       -            24
                                                     ----------    ----------
   Net premiums written                                  10,634         8,777
   Change in unearned premiums                             (594)         (513)
                                                     ----------    ----------
   Net premiums earned                                   10,040         8,264

 Investment income, net of expenses                         411           279
 Finance charges                                            540           547
 Commission and fees                                      4,812         5,195
 Processing and service fees                              1,634         1,480
 Other income                                                 8             8
                                                     ----------    ----------
    Total revenues                                       17,445        15,773

 Losses and loss adjustment expenses                      6,026         5,227
 Other operating costs and expenses                       8,705         8,439
 Interest expense                                             3            24
 Amortization of intangible asset                             7             7
                                                     ----------    ----------
    Total expenses                                       14,741        13,697

 Income before tax                                        2,704         2,076

 Income tax expense                                         889           664
                                                     ----------    ----------
 Net income                                         $     1,815   $     1,412
                                                     ==========    ==========
 Net income per share:
       Basic                                        $      0.05   $      0.04
                                                     ==========    ==========
       Diluted                                      $      0.05   $      0.04
                                                     ==========    ==========